 Exhibit 8.1
 LIST OF SUBSIDIARIES

The following table lists our subsidiaries and their jurisdiction of incorporation as of June 30, 2020:

Name of the entity	Country	Main activity	Stake at 06.30.2020
IRSA's direct interest:
IRSA CP (1)	Argentina	Real estate	80.65%
E-Commerce Latina S.A.	Argentina	Investment	100.00%
Efanur S.A.	Uruguay	Investment	100.00%
Hoteles Argentinos S.A.U.	Argentina	Hotel	100.00%
Inversora Bolivar S.A.	Argentina	Investment	100.00%
Llao Llao Resorts S.A. (2)	Argentina	Hotel	50.00%
Nuevas Fronteras S.A.	Argentina	Hotel	76.34%
Palermo Invest S.A.	Argentina	Investment	100.00%
Ritelco S.A.	Uruguay	Investment	100.00%
Tyrus S.A.	Uruguay	Investment	100.00%
U.T. IRSA and Galerias Pacifico (2)	Argentina	Investment	50.00%
IRSA CP's direct interest:
Arcos del Gourmet S.A.	Argentina	Real estate	90.00%
Emprendimiento Recoleta S.A.	Argentina	Real estate	53.68%
Fibesa S.A. (3)	Argentina	Real estate	100.00%
Panamerican Mall S.A.	Argentina	Real estate	80.00%
Shopping Neuquén S.A.	Argentina	Real estate	99.95%
Torodur S.A.	Uruguay	Investment	100.00%
EHSA	Argentina	Investment	70.00%
Centro de Entretenimiento La Plata	Argentina	Real estate	100.00%
Pareto S.A.	Argentina	Design and software development	69.69%
Tyrus S.A.'s direct interest:
DFL and DN BV	Bermudas	Investment	97.04%
IRSA International LLC	USAs	Investment	100.00%
Jiwin S.A.	Uruguay	Investment	100.00%
Liveck S.A.	Uruguay	Investment	100.00%
Real Estate Strategies LLC	USA	Investment	100.00%
Efanur S.A.'s direct interest:
Real Estate Investment Group VII LP (REIG VII)	Bermudas	Investment	100.00%
DFL's and DN BV’s direct interest:
IDB Development Corporation Ltd.	Israel	Investment	100.00%
Dolphin IL Investment Ltd.	Israel	Investment	100.00%
DIL's direct interest:
Discount Investment Corporation Ltd. (4)	Israel	Investment	83.72%
IDBD's direct interest:
IDB Tourism (2009) Ltd.	Israel	Tourism services	100.00%
IDB Group Investment Inc.	Israel	Investment	100.00%
DIC's direct interest:
Property & Building Corporation Ltd.	Israel	Investment	72.40%
Cellcom Israel Ltd. (5)	Israel	Investment	46.20%
Elron Electronic Industries Ltd.	Israel	Investment	61.06%
Bartan Holdings and Investments Ltd.	Israel	Investment	55.68%
Epsilon Investment House Ltd.	Israel	Investment	68.75%
Mehadrin Ltd (8)	Israel	Agricultural	43.75%
PBC's direct interest:
Ispro The Israeli Properties Rental Corporation Ltd.	Israel	Real estate	100.00%
Matam - Scientific Industries Center Haifa Ltd.	Israel	Real estate	50.10%
Hadarim Properties Ltd	Israel	Real estate	100.00%
Property & Building (Commercial Centers) Ltd.	Israel	Real estate	100.00%
PBC USA Investments Inc	USA	Real estate	100.00%

(1) Includes interest held through E-Commerce Latina S.A. and Tyrus S.A..
(2)
The Group has consolidated the investment in Llao Llao Resorts S.A. and UT IRSA and Galerías Pacífico considering its equity interest and a shareholder agreement that confers it majority of votes in the decision making process.
(3) Includes interest held through Ritelco S.A. and Torodur S.A.
(4) Includes Tyrus' equity interest.
(5)
DIC considers it exercises effective control over Cellcom because DIC is the group with the higher percentage of votes (48.5%) vis-à-vis other shareholders, also taking into account the historic voting performance in the Shareholders’ Meetings, as well as the evaluation of the holdings of the remaining shareholders, which are highly atomized.
(6)
Control was lost in September 2019. See Note 4.C.
(7)
Includes Tyrus’ and IRSA S.A.’s equity interests.
(8)
DIC considers that it exercises control because DIC is the group with the higher percentage of votes (43.75%) vis-à-vis other shareholders that are highly atomized.
Except for the aforementioned items the percentage of votes does not differ from the stake.